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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
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SEC 1913 (02-02)


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BRUCE A. SMITH
Chairman, President
and Chief Executive Officer
                                                  [TESORO LOGO]

                                                  Tesoro Petroleum Corporation
                                                  300 Concord Plaza Drive
                                                  San Antonio, Texas 78216-6999
                                                  210 828 8484


March 24, 2003

Dear Fellow Shareholder:

My letter last year stated that the challenge of the September terrorist attack and a weak economy overshadowed the positives of the year, including our acquisitions in North Dakota and Utah. In 2002, these two events more profoundly affected our industry, creating one of the most difficult years in recent history for the refining and marketing industry.

After September 11th, the demand for jet fuel declined, and immediately thereafter, we had a 100-year record warm winter in the Northeast. U.S. refineries had minimal scheduled or unscheduled maintenance, which pushed production and product inventories higher, and margins to the low end of the five-year range (1998 - 2002). In fact, in three of the twelve months last year, we experienced the lowest margins in the past five years. In the most meaningful measure of success, 2002 was very poor as we recorded four consecutive quarterly losses.

We believe the outlook for the current year is much better, given the following:

  o The Northeast U.S. experienced a cold winter, which increased demand and margins for distillates.

  o Changing gasoline specifications, which are impacting industry supply capabilities, are creating challenges around product blending and logistical infrastructures.

  o Continuing growth in gasoline and distillate demand, and softness in demand for jet fuel.

Since January, margins have improved even though the price of crude oil approached historical highs due to concern about potential supply shortages caused by the strike in Venezuela and the conflict with Iraq. In 2002 finished product prices did not rise with crude oil prices due to excess product inventory levels; however, finished product prices have more closely followed the price of crude in 2003.
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Although supply/demand fundamentals support our view of better margins, uncertainty and various other factors could create another difficult year. Since global economic and industry conditions are beyond our control, I want to focus on factors that we believe will positively impact our financial performance in any margin environment:

1. In the past 18 months, we added important strategic components to our asset base as we continued to build a geographically-focused refining and marketing system and nearly doubled our refining capacity with the purchase of refineries in North Dakota, Utah, and California. Today, we have a more diversified system that makes Tesoro the second largest refiner in our core market. We believe this system will have advantages and synergies that will improve our financial performance. Relative to other independent refiners, we will not spend significant capital to comply with the new low sulfur fuel regulations that will be effective in 2004 and 2006. Many people believe these regulations will cause additional U.S. refinery closures and restrict imports of high sulfur products. The combined stringent fuel standards and the lack of infrastructure that connects the West to other U.S. markets, positions Tesoro as a major long-term competitor.

2. In 2002, there were several factors that limited Golden Eagle's profitability that we do not expect to be repeated in 2003. First, we only owned the refinery for about seven months. Second, the larger of the refinery's two crude units immediately went through a 30-day turnaround after our acquisition, and third, the integration into Tesoro was not completed until August. Another benefit in 2003 will be the start-up of Golden Eagle's CARB III project that can upgrade about 20,000 barrels per day of conventional gasoline into CARB gasoline, which is the only gasoline that can be sold in California. Conventional gasoline must be transported to other states, resulting in a lower netback value to the company. This project will be operational for the last nine months of 2003.

The purchase of three refineries increased our debt to a very high level. Accordingly, the reduction of debt has become our single most important financial objective, and after acquiring Golden Eagle, we announced a goal to reduce debt by $500 million by the end of 2003.
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The foundation of the debt reduction plan was to sell $200 million in assets.
At year-end 2002, we announced that we had surpassed that goal by selling assets that raised a total of $207 million. The asset sales included the Northern Great Plains Product Pipeline ($100 million), Northern California retail sites ($66 million), and the sale and lease-back of 30 retail outlets located in Hawaii, Alaska, Utah, and Idaho (approximately $40 million).

To help repay debt, we reduced and deferred our anticipated 2002 capital and turnaround expenditures by about $70 million. Capital and turnaround spending for the year totaled $244 million. This included about $24 million for the heavy oil project at our Anacortes, Washington refinery, $60 million for the CARB III project at Golden Eagle and $40 million for refinery turnarounds.

Our new information system gives us the ability to realize greater operational efficiencies, and our debt reduction initiatives focus on extracting these benefits. Subsequent to the California acquisition, we optimized our inventory to reduce excess inventory, and we improved the sales invoicing process to accelerate our cash collection. Both of these were made possible by the investment we made in our information system. We set a financial goal to reduce working capital by $50 million, a goal that we exceeded in the third quarter. Another optimization goal was to generate $10 million of inter-refinery synergies, a goal that we exceeded by year-end. Finally, we met a goal to reduce operating costs by $10 million. In total, we repaid $140 million of term debt since the Golden Eagle acquisition in May 2002, which was a notable accomplishment considering the abysmal margin environment.

I mentioned that in 2003, we expect Golden Eagle to make a more meaningful contribution, but we also have other plans to improve our performance in 2003. In this dynamic and competitive industry, controlling costs is a primary goal for the management team as we seek to consistently produce higher earnings. The control of costs is therefore both our greatest challenge and opportunity. Over the past two years, Tesoro has grown rapidly as we capitalized on the opportunity to acquire quality assets and create a well-balanced system. However, with rapid growth came some inefficiency and higher costs. With this in mind, we set a goal to reduce operating expenses in 2003 by at least $65 million. Higher energy and other costs, such as insurance, salaries and benefits, will make this a challenging goal. But, we believe the reduction is achievable.
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We continue to evaluate costs and are committed to permanently reduce costs in future years.

Another initiative is to control invested capital. We have dramatically reduced our planned capital expenditures and turnaround spending for 2003 to around $164 million. The impact of the decision to eliminate capital, in order to maximize debt reduction, will affect our retail investments. The strategy for our retail operations has been to build a network of profitable retail outlets that complement and support our refinery operations. We will continue to engage in retail operations in a measured and strategic way; however, the poor performance in the retail sector coupled with our capital expenditure reduction efforts will limit the growth of our retail operations, including Mirastar. We will continue to operate retail sites that are located in highly populated areas in close proximity to our refineries and, where practical, utilize our branded jobber network to more effectively market fuels in other areas.

Finally in 2003, we are targeting an additional $20 million in asset sales and expect to realize an additional $25 million in system synergies. These plans will improve cash flow to repay debt, which will reduce another major cost - interest expense.

In future years, we believe we will be able to increase Tesoro's shareholder value by focusing on:

     (1) value drivers and the integration of those drivers into highly effective supply, marketing and information systems;

     (2) our management team and improvements in processes that enhance decision-making;

     (3)  meeting the needs of our customers; and

     (4)  good corporate governance.

Earlier, I told you that we are beginning to realize the benefits of more detailed financial information and operating data, which permits us to better analyze and forecast our business. This is a result of both the investment we made in our information systems and our search for best practices. Our recent acquisitions have enabled us to accelerate this effort, and we expect continual improvement.
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Our acquisitions have also added depth and experience to our senior management team. With our increased size, we have also been able to recruit talented industry executives. We have changed our organizational structure to better utilize skills, to align accountability with decision-making and improve our responsiveness to a rapidly changing environment. To capitalize on our new strengths, we have invested time and money to improve our processes.

To address a lack of investor confidence in publicly listed companies, the NYSE proposed rules and the SEC has implemented the Sarbanes-Oxley legislation. Before these rules were promulgated, we had governance guidelines for our directors to assure their independence, a board that has been elected annually, a lead director, and age limits for our directors. In that regard, last year two directors could not be nominated for reelection. We support the governance changes, but realize there will be added costs to comply with all the new regulations.

In summary, while 2002 was a financial disappointment, there were significant accomplishments that positioned us for better financial performance in future years. I would like to acknowledge the outstanding performance of our employees who made many personal sacrifices to address the challenges of 2002 in a professional and committed way. We are pleased with the progress we have made and thank you for your continued support.


Sincerely,


/s/ BRUCE A. SMITH

Bruce A. Smith